Exhibit 3.247

CERTIFICATE OF FORMATION

OF

LAVA RECORDS LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company is Lava Records LLC.

SECOND: The address of the registered office of Lava Records LLC in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801, and the name of the registered agent at such address upon whom process against Lava Records LLC may be served is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the 7th day of May, 2002.

/s/ Paul Robinson
Paul Robinson
Authorized Person